EXHIBIT 99.1

                                    CHAPARRAL
                            CHAPARRAL RESOURCES, INC.

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NEWS RELEASE
                                                     ***For Immediate Release***

                                                        For further information:
                                                        ------------------------
                                                             Natalie S. Hairston
                                                                    281/877-7100


CHAPARRAL RESOURCES, INC. ANNOUNCES DELISTING FROM THE NASDAQ SMALLCAP MARKET
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Houston, Texas, August 9, 2001 -- Chaparral Resources, Inc. (NASDAQ: CHAR)
announced today it has been notified its common stock will be delisted effective August 9, 2001 from The Nasdaq SmallCap Market for failure to comply with all Nasdaq marketplace guidelines required for continued listing. Chaparral will be immediately eligible for quotation on the OTC Bulletin Board.

Chaparral's common stock was delisted for failure to comply with Nasdaq Marketplace Rules 4350(i)(1)(A), 4350(i)(1)(B) and 4350(i)(1)(D)(ii), which required Chaparral obtain stockholder approval prior to the conversion of its 8% Non-Negotiable Subordinated Convertible Promissory Notes into 11,690,259 shares of its common stock on September 21, 2000 and the issuance of 1,612,903 shares of common stock on October 30, 2000. Nasdaq also cited a violation of its annual meeting requirement. The Nasdaq Listing Qualifications Panel did not, however, cite public interest concerns as a basis for its determination.

Chaparral's loan agreement with Shell Capital Inc. requires its common stock be listed on one of the three major stock exchanges (NASDAQ, NYSE, or AMEX). Failure to maintain a listing on The Nasdaq SmallCap Market is a technical event of default under the loan agreement. If Shell Capital does not waive the event of default, Shell Capital could exercise its remedies under the loan agreement, including calling the loan due and payable. If so, Chaparral's investment in the Karakuduk Field may be lost.

Chaparral Resources, Inc. is an international oil and gas exploration and production company. Chaparral participates in the development of the Karakuduk Field through KKM of which Chaparral is the operator. Chaparral owns a 50% beneficial ownership interest in KKM with the other 50% ownership interest being held by Kazakh companies, including KazakhOil, the government-owned oil company.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Chaparral's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the ability of Chaparral to secure financing, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates and Chaparral's ability to replace and expand oil and gas reserves. These and other risks are described in the Chaparral's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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           16945 Northchase Drive * Suite 1620 * Houston, Texas 77060
                         281-877-7100 * 281-877-0985 Fax
                           www.ChaparralResources.com